Exhibit 99.2

For Further Information Contact: Bioject Medical Technologies Inc. Mark Logomasini President and CEO 503-692-8001 ext. 4121	Christine Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT SEEKING TO RESTRUCTURE ITS BALANCE SHEET

Tigard, OR – March 20, 2014 – Bioject Medical Technologies Inc. (OTC Pink: BJCT), a developer and manufacturer of needle-free injection therapy systems, today announced it is seeking to restructure its balance sheet, in order to secure necessary operating capital. After attempts to obtain necessary operating capital from third parties over a period of twelve months were unsuccessful, Bioject received an advance on March 17, 2014, of $500,000 from two of its directors, pending completion of a restructuring plan, approved by its Board of Directors, but subject to final negotiated agreements and shareholder and debt holder consents.

Under the planned restructuring, the $500,000 advance will be converted into 50,000 shares of a new Series I Preferred Stock with a conversion price into common stock of $0.075 per share. In addition, existing debt holders with notes aggregating approximately $1.0 million, will be asked to exchange the debt into approximately 100,000 shares of Series I Preferred Stock. This secured debt includes $260,000 of bridge promissory notes issued to the two directors during December 2013 and January 2014. Furthermore, the Series D, E, F and G Preferred Stock will be asked to convert into approximately 20 million shares of common stock and receive secured five year notes aggregating between $2.0 and $2.2 million. The existing 99,455 shares of Series H Preferred Stock and the approximately 18.9 million shares of publicly held Common Stock, would remain in place. The Series H and Series I Preferred Stock would rank pari passu.

The restructuring plan is expected to be finalized prior to April 30, 2014, but is subject to final negotiated agreements and receipt of all necessary shareholder and debt holder consents, including those referred to above. Upon a closing of the restructuring plan as described above, on a fully diluted basis, common share equivalents will aggregate approximately 90 million shares, including existing employee stock options. In addition, Bioject also plans to establish an equity incentive plan for management, employees and directors aggregating 7 million shares. There can be no assurance that the restructuring plan, if implemented as described above, including, but not limited to, the additional $500,000 in operating capital, will maintain the viability of Bioject as a going concern.

Readers and potential investors are cautioned that an investment in the Company’s securities involves an EXTREMELY high degree of risk. Such risks include, without limitation: the risk that the Company may be unable to continue operations and may file bankruptcy; and the risk that additional capital may not be available on acceptable terms, if at all. The Company is not current in the filings required under the Securities and Exchange Act of 1934 and therefore very limited information is publicly available about the Company.

Bioject (OTC Pink: BJCT) trades on the OTC Pink tier of the OTC market. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com.

For more information about Bioject, visit www.bioject.com